EXHIBIT 99

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS TO REAFFIRM FULL-YEAR 2008 GUIDANCE AT

WACHOVIA SECURITIES AND KEY BANC CONFERENCES

Philadelphia, PA – September 8, 2008.  Crown Holdings, Inc. (NYSE:CCK), announced today that at the Wachovia Securities and Key Banc Conferences in New York and Boston as described below, Company executives expect to express confidence in the Company’s outlook and reaffirm its 2008 full year guidance as follows:

Based upon current expectations and current exchange rates segment income is projected to grow by 24% to 28% in 2008 over 2007, to approximately $800 million to $820 million for the full year.  Free cash flow is expected to be in the range of $350 million to $390 million after expected capital expenditures of $185 million.

The Company noted that it uses daily average foreign currency exchange rates for the translation of its income statement. The average rate of the U.S. dollar to the Euro from January 1, 2008 through August 31, 2008 was $1.53 to €1.00. If the rate were to remain at a level of $1.40 to €1.00 for the balance of the year the Company expects the full year average exchange rate would be approximately $1.50 to €1.00 (2% lower than the eight month average through August 31, 2008).  The average U.S. dollar/Euro rate was $1.37 to €1.00 for the full year 2007.

Additionally, through the six months ended June 30, 2008, the average Euro rate was $1.53 to €1.00 compared to the six months ended June 30, 2007 average rate of $1.33 to €1.00.  This approximate 15% improvement in the value of the Euro versus the U.S. dollar resulted in a $6 million or $0.04 per diluted share currency gain for the six months ended June 30, 2008 compared to the same 2007 period.

Further, applying the same $1.40 to €1.00 U.S. dollar/Euro exchange rate to the Company’s June 30, 2008 total debt balance would reduce total debt by approximately $145 million from that reported at June 30, 2008.

The Wachovia conference will be held Tuesday, September 9, 2008 at 1:10 pm.  A live Webcast will be accessible at http://www.wsw.com/webcast/wa51/cck/

The Key Banc conference will be held Wednesday, September 10, 2008 and will not be Webcast.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

Non-GAAP Measures

Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Reconciliations to projected segment income and projected free cash flow are below.

Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from projected gross profit to projected segment income for the year ending December 31, 2008 follows:

Year Ending
December 31,
2008
(in millions)
Projected gross profit	$1,220-$1,240
Projected selling and administrative expense	(420)
Projected segment income	$800-$820

Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.  A reconciliation from projected net cash provided by operating activities to projected free cash flow for the year ending December 31, 2008 follows:

Year Ending
December 31,
2008
(in millions)
Projected net cash provided by operating activities	$535-$575
Projected capital expenditures	(185)
Projected free cash flow	$350-$390

Forward-looking Statement

Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to generate segment income and free cash flow; the Company’s ability to achieve the Company’s performance targets for the balance of the year; and changes or differences in foreign exchange rates (and the effectiveness of any currency hedges). Other important factors are discussed under the caption “Forward-Looking Statements” in the Company's Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

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For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088.
Ed Bisno, Bisno Communications, (212) 717-7578.